CONFIRMING COPY

                                                              File No. 070-09671

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
          -----------------------------------------------------------
                                CONFIRMING COPY
                                      OF
                                   FORM U-1
                            APPLICATION-DECLARATION
                                     UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

          -----------------------------------------------------------


     PowerGen plc                       LG&E Energy Corp.
     PowerGen US Holdings Limited       LG&E Capital Corp.
     PowerGen US Investments            LG&E Energy Marketing Inc.
        Limited                         LG&E Power Inc.
     Ergon US Investments Limited       220 West Main Street
     PowerGen Luxembourg SA             P.O. Box 32030
     PowerGen Luxembourg Holdings       Louisville, Kentucky 40232
        SA
     PowerGen Luxembourg                Louisville Gas and Electric
        Investments SA                  Company
     PowerGen US Partnership            220 West Main Street
     PowerGen US Investments            P.O. Box 32010
        Corp.                           Louisville, Kentucky 40232
     53 New Broad Street
     London EC2M 1SL                    Kentucky Utilities Company
     United Kingdom                     One Quality Street
                                        Lexington, KY 40507


                  (Name of company filing this statement and
                    address of principal executive offices)

          -----------------------------------------------------------

                                 PowerGen plc

                    (Name of top registered holding company
                    parent of each applicant or declarant)
          -----------------------------------------------------------

     David Jackson                      Joseph B. Frumkin
     Company Secretary and              Sullivan & Cromwell
     General Counsel                    125 Broad Street
     PowerGen plc                       New York, NY 10004
     53 New Broad Street                Telephone: 212-558-4000
     London EC2M 1JJ                    Facsimile: 212-558-3588
     United Kingdom
     Telephone: 011-44-171-826-2742
     Facsimile: 011-44-171-826-2716

                                        Steven J. Agresta
                                        Richard T. Miller
                                        Sara C. Weinberg
                                        Swidler Berlin Shereff
                                        Friedman, LLP
                                        3000 K Street, NW, Suite 300
                                        Washington, DC 20007-5116
                                        Telephone: 202-424-7500
                                        Facsimile: 202-424-7643

     John R. McCall                     Peter D. Clarke
     Executive Vice President,          Debra J. Schnebel
     General Counsel and                Gardner, Carton & Douglas
        Secretary                       321 North Clark Street
     LG&E Energy Corp.                  Suite 3400
     220 West Main Street               Chicago, Illinois 60610
     Louisville, Kentucky 40232         Telephone: 312-245-868
     Telephone: 502-627-3665            Facsimile: 312-644-3381
     Facsimile: 502-627-4622


                  (Names and addresses of agents for service)
          -----------------------------------------------------------

     This submission is a confirming copy of Form U-1. It is being submitted to provide electronic copies of certain exhibits associated with the Form U-1 filed electronically on April 26, 2000, under file numbered 070-09671. The exhibits submitted herewith in electronic form were originally filed in paper on April 26, 2000 pursuant to a temporary hardship exemption.

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS

     A.   Exhibits

          D-1.1 Joint Application of Louisville Gas and Electric Company, Kentucky Utilities Company, and Merger Sub before the FERC.

          D-2.1   Joint Application of PowerGen plc, LG&E Energy
                  Corp., Louisville Gas and Electric Company, and
                  Kentucky Utilities Company, before the Kentucky
                  Public Service Commission.

          D-3.1   Joint Application of PowerGen plc, LG&E Energy
                  Corp., and Kentucky Utilities Company before the Virginia Corporation Commission.

          I-1     Annual Report of PowerGen Group dated March 28,
                  2000.

                                   SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Application, File No. 070-09671, to be signed on their behalf by the undersigned thereunto duly authorized.

      The signature of the Applicants and of the persons on their behalf are restricted to the information contained in this Application which is pertinent to the Application of the respective companies.

Date: May 4, 2000



                                             /s/ David Jackson
                                                 Secretary and General Counsel
                                                 PowerGen plc

                                   SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Application, File No. 070-09671, to be signed on their behalf by the undersigned thereunto duly authorized.

      The signature of the Applicants and of the persons on their behalf are restricted to the information contained in this Application which is pertinent to the Application of the respective companies.

Date: May 4, 2000



                                             /s/ John R. McCall
                                                 Executive Vice President,
                                                 General Counsel and Secretary
                                                 LG&E Energy Corp.